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FORM 3
                                                                                                         OMB APPROVAL
                                                                                                  OMB NUMBER:   3235-0104
                       U.S. SECURITIES AND EXCHANGE COMMISSION                                    Expires: September 30, 1998
                                Washington, D.C. 20549                                            Estimated average burden
                                                                                                  hours per response......0.5
               INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
           Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1.   Name and Address             2.   Date of Event              4.   Issuer Name and Ticker or Trading Symbol
     of Reporting                      Requiring
     Person                            Statement
                                       (Month/Day/Year)


                                                                       Toymax International, Inc.
                                                                    -TMAX (NASDAQ)
     Goldberg Family                   October 20, 1997
     Trust                                              ---------------------------------------------------------------------------
-------------------------------                         5.   Relationship of Reporting Person   6.   If Amendment, Date of Original
 (Last)   (First)   (Middle)                                 to Issuer (Check all applicable)        (Month/Day/Year)

                                                             Director   X     10% Owner
                                                        ----          ----

 c/o CIBC West Indies Offshore                               Officer (give     Other (Specify                   N/A
 Banking Corporation, as                                ---- title             ----   below)
 trustee, International                                      below)
 Centre
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        (Street)                 3.   IRS or Social
                                      Security Number of
                                      Reporting Person
 Warrens, St. Michael,                (Voluntary)
 P.O. Box 405,
 Bridgetown, Barbados,
 West Indies
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 (City)    (State)   (Zip)                         Table I -- Non-Derivative Securities Beneficially Owned
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1.   Title of Security           2.   Amount of Securities    3.   Ownership Form: Direct (D)         4.   Nature of Indirect
     (Instr. 4)                       Beneficially Owned           or Indirect (I) (Instr. 5)              Beneficial Ownership
                                      (Instr. 4)                                                           (Instr. 5)
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     Common Stock                     1,241,833                    I                                        *
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      Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                 (Print or Type Responses)                                                   (Over)

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Form 3 (continued)

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     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1.   Title of       2.   Date Exercisable      3.   Title and Amount of Securities Underlying  4.   Conversion or
     Derivative          and Expiration             Derivative Security (Instr. 4)                  Exercise Price
     Security            Date (Month/Day/Year)                                                      of Derivative
     (Instr. 4)     -------------------------------------------------------------------------       Security
                    Date           Expiration                            Amount or
                    Exercisable    Date                  Title           Number of Shares
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All of the shares of Common Stock are owned by Hargo (Barbados) Limited, the record owner of the Common Stock, which is wholly-owned by the Reporting
Person.
                                                           /s/ GREGORY HINKSON                                    3/4/1998
                                                          --------------------------------------------          -------------------
                                                          **Signature of Reporting Person                              Date






**      Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
        See  18 U.S.C. Section 1001 and 15 U.S.C. Section 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.  If space provided is insufficient, See Instruction 6 for procedure.

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5.   Ownership Form of            6.   Nature of Indirect
     Derivative Security:              Beneficial Ownership
     Direct(D) or Indirect (I)         (Instr. 5)
     (Instr. 5)


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